                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, For Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Security Capital Industrial Trust
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                       SECURITY CAPITAL INDUSTRIAL TRUST
                             14100 EAST 35TH PLACE
                            AURORA, COLORADO 80011

                               ----------------

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 24, 1997

To the shareholders:

  The 1997 annual meeting of shareholders of Security Capital Industrial Trust ("SCI") will be held on Tuesday, June 24, 1997, at the Denver headquarters, 14100 E. 35th Place, Aurora, Colorado at 10:30 a.m. (Mountain time) for the following purposes:

    1. To elect three Class I Trustees to serve until the annual meeting of shareholders in 2000, and until their successors are duly elected and qualify;

    2. To approve an amendment to SCI's Amended and Restated Declaration of Trust to increase SCI's authorized capitalization from 150,000,000 to 180,000,000 shares of beneficial interest; and

    3. To transact such other business as properly may come before the meeting and any adjournment or postponement thereof.

  Further information regarding the business to be transacted at the meeting is given in the accompanying Proxy Statement.

  Shareholders of record at the close of business on April 28, 1997 are entitled to notice of, and to vote at, the meeting.

  Please help SCI by promptly marking, dating, signing and returning the enclosed proxy card in the envelope provided for your convenience. If you attend the meeting and decide to vote in person, you may revoke your proxy.

                                          Jeffrey A. Klopf
                                          Secretary

May 2, 1997

                            YOUR VOTE IS IMPORTANT.
                  PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
                     YOUR PROXY IN THE ENCLOSED ENVELOPE.

                       SECURITY CAPITAL INDUSTRIAL TRUST
                             14100 EAST 35TH PLACE
                            AURORA, COLORADO 80011

                               ----------------

                                PROXY STATEMENT
                                      FOR
                      1997 ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD JUNE 24, 1997

                               ----------------

                              GENERAL INFORMATION

  The Board of Trustees (the "Board") of Security Capital Industrial Trust ("SCI") is soliciting the accompanying proxy for use at the 1997 annual meeting of shareholders to be held on Tuesday, June 24, 1997 and at any and all adjournments or postponements thereof. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of SCI, by delivering to the Secretary of SCI a duly executed proxy bearing a later date, or by attending and voting in person at the meeting. The designated proxy holders will vote Common Shares of Beneficial Interest, par value $.01 per share (the "Common Shares"), represented by a proxy which is received and not revoked. If the shareholder specifies a choice with respect to any matter to be acted upon and for which a ballot is provided in the proxy, the Common Shares will be voted in accordance with his or her specifications.

  This Proxy Statement and the accompanying proxy card are expected to first be mailed to shareholders on or about May 2, 1997.

  If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card. Beneficial owners who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Lucinda G. Marker, Assistant Secretary, Security Capital Industrial Trust, 125 Lincoln Avenue, Santa Fe, New Mexico 87501. Record owners and beneficial owners (including the holders of valid proxies therefrom) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.

  The cost of soliciting proxies will be borne by SCI. In addition to solicitation by mail, and without additional compensation for such services, proxies may be solicited personally, or by telephone or telegraph, by officers or employees of Security Capital Industrial Incorporated, SCI's REIT manager (the "REIT Manager" or "REIT Management"). See "Certain Relationships and Transactions--REIT Management Agreement." SCI will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties to forward the solicitation material to the beneficial owners of Common Shares held of record by such persons, and SCI will upon request of such record holders reimburse forwarding charges and expenses.

                     SHARES OUTSTANDING AND VOTE REQUIRED

  At the close of business on April 28, 1997, approximately 97,755,518 Common Shares were outstanding. Each whole Common Share outstanding on April 28, 1997, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, is entitled to one vote, and each fractional Common Share is entitled to its fraction of one vote. There is no right to cumulative voting. A majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum at the meeting.

  Assuming the existence of a quorum, the affirmative vote of a majority of the Common Shares entitled to vote and represented in person or by proxy at the meeting is required to approve the election of each nominee for Trustee and to approve the proposed amendment to SCI's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"). Representatives of SCI's transfer agent will assist SCI in the tabulation of the votes. Abstentions and broker non-votes are counted as Common Shares represented at the meeting for purposes of determining a quorum. An abstention has the effect of a vote "withheld" with respect to the election of Trustees and the effect of a vote "against" the proposed amendment to the Declaration of Trust.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding ownership of Common Shares as of April 28, 1997 by (i) each person known to SCI to have been the beneficial owner of more than five percent of the outstanding Common Shares on such date, (ii) each Trustee of SCI and (iii) all Trustees and executive officers of SCI as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. The following table assumes that, for the purpose of calculating the number and percent of Common Shares beneficially owned by a person, all Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, of SCI ("Series B Preferred Shares") and limited partnership interests in SCI Limited Partnership--I, SCI Limited Partnership--II, SCI Limited Partnership--III and SCI Limited Partnership--IV owned by such person (but not any other such securities) have been converted into or exchanged for Common Shares. Fractional Common Shares have been rounded to the nearest whole Common Share in the table below and elsewhere in this report.

                                                      NUMBER OF
                                                        COMMON         PERCENT
                                                        SHARES           OF
                                                     BENEFICIALLY      COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNED          SHARES
------------------------------------                 ------------      -------
Security Capital Group Incorporated.................  43,086,724(1)     44.1%
 125 Lincoln Avenue
 Santa Fe, New Mexico 87501
K. Dane Brooksher...................................      30,077           *
 14100 East 35th Place
 Aurora, Colorado 80011
Stephen L. Feinberg.................................     156,184(2)(3)     *
 4855 North Mesa, Suite 120
 El Paso, Texas 79912
Donald P. Jacobs....................................       3,016(3)        *
 J.L. Kellogg Graduate School of Management
 Northwestern University
 2001 Sheridan Road
 Evanston, Illinois 60208-2003
Irving F. Lyons, III................................     262,376(4)        *
 47775 Fremont Boulevard
 Fremont, California 94538
William G. Myers....................................     146,966(3)(5)     *
 1114 State Street, Suite 232
 Santa Barbara, California 93101
John E. Robson......................................      22,704(3)(6)     *
 555 California Street, Suite 2600
 San Francisco, California 94104
Thomas G. Wattles...................................      26,245(7)        *
 125 Lincoln Avenue
 Santa Fe, New Mexico 87501
All Trustees and Executive Officers of SCI as a
 Group (17 persons).................................     801,202           *

--------
  *Less than 1%
(1) These Common Shares are owned of record by SC Realty Incorporated, a wholly owned subsidiary of Security Capital Group Incorporated ("Security Capital Group"), and are pledged to secure Security Capital Group's $300 million revolving line of credit facility with a syndicate of banks. As of April 15, 1997, there were no borrowings outstanding under the line of credit. The line of credit is also secured by securities owned by Security Capital Group of Security Capital Pacific Trust, a publicly traded REIT, Security Capital Atlantic Incorporated, a publicly traded REIT, Homestead Village Incorporated, a publicly traded real estate operating company and Security Capital U.S. Realty, a publicly traded entity based in Luxembourg which invests in real estate operating companies in the United States. Security Capital Group estimates that the aggregate market value of the pledged securities exceeded $2.7 billion as of April 15, 1997. Security Capital Group was in compliance with all covenants under the line of credit at December 31, 1996.
(2) 50,000 of these Common Shares and 11,000 Series B Preferred Shares convertible into 14,102 Common Shares are owned by Dorsar Partners, L.P.; as a result of his position with this entity, Mr. Feinberg may be deemed to share voting and dispositive power with respect to Common Shares owned by this entity. 6,000 of these Common Shares are owned by a trust for the benefit of Mr. Feinberg; and an additional 6,000 of these Common Shares are owned by a trust for the benefit of a relative of which Mr. Feinberg is a trustee.
(3) Includes for Messrs. Feinberg, Jacobs, Myers and Robson beneficial ownership of 6,000, 2,000, 4,000 and 6,000 Common Shares, respectively, that are issuable upon exercise of options granted under the Outside Trustees Plan (as defined below). See "Election of Trustees--Trustee Compensation."
(4) 5,133 of these Common Shares are owned by trusts for the benefit of Mr. Lyons and other family members of which Mr. Lyons is a trustee and 119 of these Common Shares are owned by Mr. Lyons' daughter. 256,530 of these Common Shares are issuable upon exchange of units in SCI Limited Partnership-I. Mr. Lyons is a partner of certain limited partners of such partnership. By virtue of such position, Mr. Lyons may be deemed to beneficially own these Common Shares.
(5) 31,914 of these Common Shares are owned by an entity with which Mr. Myers may be deemed to share voting and dispositive power with respect to Common Shares as a result of his position with this entity. 108,333 of these Common Shares are owned by Mr. Myers' Profit Sharing Plan.
(6) 13,939 of these Common Shares are owned by Mr. Robson's IRA and 2,321 of these Common Shares are owned by the John and Margaret Robson Living Trust.
(7) 7,517 of these Common Shares are owned by Mr. Wattles' IRA and 1,991 of these Common Shares are owned by Mr. Wattles' children.

                             ELECTION OF TRUSTEES
                                 (PROPOSAL 1)

NOMINEES

  The Common Shares represented by the accompanying proxy will be voted to elect the three nominees named below as Class I Trustees, unless otherwise indicated on the proxy. Messrs. Lyons, Myers and Robson, if elected, will serve as Trustees until the annual meeting of shareholders in 2000. Any vacancies occurring during any calendar year will be filled by the remaining Trustees in office. Any Trustee elected by the Trustees to fill a vacancy will hold office until the next annual meeting of shareholders, at which time the shareholders will elect a Trustee to fill the unexpired term of the class of Trustees in which the vacancy occurred. Should any of the nominees named below become unavailable for election, which is not anticipated, the Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the

Board. The Board recommends that shareholders vote FOR the election of each nominee named below for Trustee.

                                               BUSINESS EXPERIENCE                    TERM
        TRUSTEE          AGE      AND DIRECTORSHIPS OF PUBLICLY HELD COMPANIES       EXPIRES
        -------          ---      --------------------------------------------       -------
Irving F. Lyons, III....  47 Mr. Lyons has served as a Trustee since March 1996. Mr.  2000
                             Lyons is the Co-Chairman and Chief Investment Officer
                             of SCI and the REIT Manager since March 1997 and
                             Director of the REIT Manager; prior thereto, from
                             December 1993 to March 1997, Managing Director of SCI
                             and the REIT Manager, where he was responsible for the
                             Pacific region of the United States. Mr. Lyons was the
                             Managing Partner of King & Lyons (a San Francisco Bay
                             Area industrial real estate development and management
                             company)
                             since its inception in 1979, where he was responsible
                             for supervising development, asset management and day-
                             to-day activities. Mr. Lyons has been involved in the
                             development of over 3.5 million square feet of
                             industrial space in the San Francisco Bay Area. Prior
                             to forming King & Lyons, Mr. Lyons spent five years as
                             a Vice President of Wells Fargo Mortgage Company.
William G. Myers........  69 Mr. Myers has served as a Trustee since January 1995.    2000
                             Mr. Myers is a Trustee of Security Capital Pacific
                             Trust, a REIT affiliated with Security Capital Group;
                             Chief Executive Officer of Ojai Ranch and Investment
                             Company, Inc., Santa Barbara, California, which he
                             founded in 1963 (agri-business and other investments);
                             and Director, Chalone Wine Group, Napa, California.
John E. Robson..........  66 Mr. Robson has served as a Trustee since April 1994.     2000
                             Since October 1993, Mr. Robson has served as Senior
                             Advisor of Robertson, Stephens & Company, a San
                             Francisco-based investment banking company. From 1989
                             to 1992, Mr. Robson served as Deputy Secretary of the
                             United States Treasury. From 1986 to 1989, Mr. Robson
                             was Dean and Professor of Management, Emory University
                             School of Business Administration. From 1975 to 1985,
                             he served as President and Chief Executive Officer and
                             as Executive Vice President of G.D. Searle & Co.
                             (pharmaceutical and consumer products).
                             Mr. Robson is currently a director of Northrop Grumman
                             Corporation (aerospace), Calgene, Inc. and Monsanto
                             Company.

  Security Capital Group has the right to nominate up to three Trustees, depending upon its level of beneficial ownership of Common Shares. See "Certain Relationships and Transactions--Investor Agreement." Messrs. K. Dane Brooksher, Irving F. Lyons, III and Thomas G. Wattles, due to their relationship with Security Capital Group, are deemed to be the nominees of Security Capital Group. The Declaration of Trust requires that a majority of the Trustees be independent Trustees.

CONTINUING TRUSTEES

  The following persons will continue to hold positions as Trustees as described below:

  K. DANE BROOKSHER--58--Mr. Brooksher has served as a Trustee since October 1993. Co-Chairman and Chief Operating Officer of SCI and the REIT Manager since November 1993, and director of the REIT Manager; prior thereto, Area Managing Partner and Chicago Office Managing Partner of KPMG Peat Marwick (independent public accountants), member of the Board of Directors and Management Committee. Mr. Brooksher's term as Trustee expires in 1999.

  STEPHEN L. FEINBERG--52--Mr. Feinberg has served as a Trustee since January 1993. Since 1970, he has been Chairman of the Board and Chief Executive Officer of Dorsar Investment Co., a diversified holding company with interests in real estate, manufacturing and venture capital. Mr. Feinberg is also a director of Continental Transmission Corporation (private investment company), Harvill Press Limited and Feinberg Foundation, Inc., and is a former director of Farrar, Strauss and Giroux, Inc. (private publishing company). Mr. Feinberg is currently Chairman of the Board of Visitors and Governors of St. John's College and a director of other charitable organizations. Mr. Feinberg's term as Trustee expires in 1998.

  DONALD P. JACOBS--69--Mr. Jacobs has served as a Trustee since February 1996. Mr. Jacobs has been a member of the J.L. Kellogg Graduate School of Management of Northwestern University since 1957, and Dean since 1975. Mr. Jacobs is Chairman of the Public Review Board of Arthur Andersen LLP and a director of Commonwealth Edison, First National Bank of Chicago, Hartmarx Corporation, Unocal Corporation, and Whitman Industries. From 1990 to 1992, Mr. Jacobs was Chairman of the Advisory Committee of the Oversight Board of the Resolution Trust Corporation for the third region; from 1975 to 1979, Chairman of the Board of AMTRAK; from 1970 to 1971, Co-Staff Director of the Presidential Commission on Financial Structure and Regulation; from 1963 to 1964, Senior Economist for the Banking and Currency Committee of the U.S. House of Representatives. Mr. Jacobs' term as Trustee expires in 1998.

  THOMAS G. WATTLES--45--Mr. Wattles has served as a Trustee since January 1993. Director of SCI's predecessor since its formation in June 1991; Non-executive Chairman of SCI since March 1997, and director of the REIT Manager; Managing Director of Security Capital Group since March 1991; prior thereto, Co-Chairman and Chief Investment Officer of SCI and the REIT Manager from November 1993 to March 1997; from January 1991 to December 1992, Managing Director of Security Capital (Pacific) Incorporated; from July 1989 to December 1990, Managing Partner of Stanwich Advisors Incorporated (real estate advisory and development services); from July 1985 to June 1989, Senior Vice President-Property Finance Group of LaSalle Partners Limited (corporate real estate services). Mr. Wattles' term as Trustee expires in 1999.

MEETINGS AND COMMITTEES

  The Board held 13 meetings during 1996, including 9 telephonic meetings. The Audit Committee of the Board, composed of Messrs. Feinberg, Myers and Robson, is responsible for recommending to the Board the appointment of independent auditors, reviewing all recommendations of the auditors with respect to accounting methods and internal controls of SCI, reviewing and approving non-audit services, and reviewing the scope of the audits conducted by the auditors. The Audit Committee held 2 meetings during 1996.

  In April 1994, the Board established an Investment Committee to approve asset acquisitions and other SCI investment decisions between meetings of the full Board. Any decisions made by the Investment Committee are reported to the full Board at its next quarterly meeting. The Investment Committee is comprised of Messrs. Feinberg, Lyons, Myers and Wattles, and held 13 meetings during 1996. Also, in January 1997, the Board established a Compensation Committee consisting of Messrs. Myers (Chairman), Feinberg and Robson, with Messrs. Brooksher and Wattles serving as non-voting members. The Compensation Committee reviews and approves SCI's compensation arrangements and plans. SCI has no standing nominating committee.

  During 1996, each Trustee attended at least 75 percent of the total number of meetings of the Board and the committees on which he served, except for Mr. Jacobs who attended 7 of the 11 Board meetings held since his election in February 1996.

TRUSTEE COMPENSATION

  SCI pays an annual retainer of $14,000 to Trustees who are not officers of SCI, the REIT Manager or its affiliates. These fees are paid to the Trustees in Common Shares (quarterly on each dividend payment date) based on the then current market price of the Common Shares pursuant to SCI's dividend reinvestment and share purchase plan as described below. Such Trustees also receive $1,000 for each meeting attended, which is also paid in Common Shares. Members of the Investment Committee receive an additional annual retainer of $4,000, which is also paid in Common Shares. SCI's dividend reinvestment and share purchase plan commenced in April 1995. Both the retainer and meeting fees payable to Trustees are paid directly into such plan on behalf of the Trustees as optional cash payments, and the Common Shares purchased remain in the plan. Common Shares purchased with the retainer and committee fees may not be sold or otherwise transferred so long as the Trustee remains a Trustee. The Board may grant an individual Trustee a waiver of the requirement that Trustees' fees be used to purchase Common Shares or that such Common Shares be held so long as the Trustee remains a Trustee. Officers of SCI, the REIT Manager or its affiliates who are Trustees are not paid any Trustee fees. Hence, Messrs. Brooksher, Lyons and Wattles are not separately compensated for serving as Trustees. Trustees are reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings.

  In addition, pursuant to the Outside Trustees Plan, each Trustee who is not an employee of SCI, the REIT Manager or its affiliates on the date of each annual meeting of shareholders is entitled to receive an option to purchase 2,000 Common Shares at a price per Common Share equal to the closing price on the New York Stock Exchange on such date.

OUTSIDE TRUSTEES PLAN

  At the 1994 annual meeting, shareholders approved the issuance of up to 100,000 Common Shares under SCI's Common Share Option Plan for Outside Trustees (the "Outside Trustees Plan"). Options granted under the Outside Trustees Plan are for a five-year term and are immediately exercisable in whole or in part. The exercise price of options granted may not be less than the fair market value of Common Shares on the date of grant. There are currently 82,000 Common Shares available for future options under the Outside Trustees Plan.

  Options granted under the Outside Trustees Plan provide that the option holder may, in the event of the acquisition of 50% or more of the outstanding Common Shares as the result of any cash tender offer or exchange offer (other than one made by SCI), exercise the options immediately or surrender the options, or any unexercised portion thereof, to SCI and receive cash from SCI equal to the difference between the exercise price of each option and the per Common Share price of the tender offer or exchange offer, multiplied by the number of Common Shares for which options are held.

SCI OFFICERS

  Since its predecessor's inception, all of the officers of SCI have been officers and employees of the REIT Manager and have been compensated solely by the REIT Manager for their services as employees of the REIT Manager, including the services which such persons perform pursuant to the REIT Management Agreement between the REIT Manager and SCI described below. All executive functions of SCI are performed by the REIT Manager and SCI currently has no employees. See "Certain Relationships and Transactions--REIT Management Agreement." For a description of an agreement SCI has entered into with Security Capital Group to merge the REIT Manager and SCI Client Services Incorporated ("SCI Client Services"), its property management affiliate, into a newly formed subsidiary of SCI in exchange for Common Shares, see "Certain Relationships and Transactions--The Merger Transaction."

                       AMENDMENT TO DECLARATION OF TRUST
                                 (PROPOSAL 2)

  The Declaration of Trust authorizes the issuance of 150,000,000 shares of beneficial interest, $0.01 par value per share. As of April 28, 1997, there were 97,755,518 Common Shares outstanding, 5,400,000 Series A Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series A Preferred Shares") outstanding, 8,050,000 Series B Preferred Shares outstanding and 2,000,000 Series C Cumulative Redeemable Preferred Shares of Beneficial Interest ("Series C Preferred Shares") outstanding. The Board believes that it is important to have authorized but unissued shares of beneficial interest available for the future raising of capital, for use in connection with acquisitions and for issuance under SCI benefit plans. Therefore, on March 25, 1997, the Board approved, subject to shareholder approval, an amendment to the Declaration of Trust (the "Amendment") which increases the authorized shares of beneficial interest from 150,000,000 to 180,000,000 shares. The terms of any such shares, including dividends or distributions, conversion prices, voting rights, redemption prices, maturity dates and similar matters will be determined by the Board. Further issuance of shares of beneficial interest could have a dilutive effect on shareholders' voting and economic interests in SCI. Furthermore, issuance of newly authorized shares of beneficial interest could be used by the Board to delay or hinder a hostile acquisition proposal. The Amendment is being submitted to the shareholders for their approval. The Amendment will be adopted if approved by the vote of a majority of the Common Shares entitled to vote thereon, in person or by proxy at the meeting.

  The Board recommends that the shareholders vote FOR approval of the Amendment.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Common Shares against the cumulative total return of the Standard & Poor's Composite--500 Stock Index and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Index for the period commencing March 31, 1994, the date that SCI's initial public offering was completed, and ended December 31, 1996. The Common Share price performance shown on the graph is not necessarily indicative of future price performance.

                   COMPARISON OF CUMULATIVE TOTAL RETURN(1)
              SCI COMMON SHARES, S&P COMPOSITE--500 STOCK INDEX &
                           NAREIT EQUITY REIT INDEX

                                     LOGO

                                MARCH 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                 1994(2)      1994         1995         1996
                                --------- ------------ ------------ ------------
      SCI......................  $100.00    $123.03      $134.16      $173.26
      S&P 500..................  $100.00    $105.32      $144.76      $177.91
      NAREIT...................  $100.00    $ 99.77      $115.01      $155.57

--------
(1) Assumes that the value of the investment in Common Shares and each index was $100 on March 31, 1994 and that all dividends were reinvested.
(2) SCI's initial public offering was completed, and the Common Shares commenced trading, on March 31, 1994.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

REIT MANAGEMENT AGREEMENT

  Effective December 1, 1991, SCI entered into an agreement (as amended and restated, the "REIT Management Agreement") pursuant to which the REIT Manager assumed the day-to-day management of SCI. The REIT Manager is owned by Security Capital Group, which owned approximately 44.1% of the Common Shares as of April 28, 1997. See "Principal Shareholders." All officers of SCI are employees of the REIT Manager and SCI currently has no employees. The REIT Manager provides both strategic and day-to-day management, research, investment analysis, acquisition and due diligence, development, marketing, asset management, capital markets, disposition of assets, management information systems support and legal and accounting services.

  The REIT Management Agreement requires SCI to pay a base annual fee of approximately 16% of cash flow as defined in the REIT Management Agreement. Cash flow is calculated by reference to SCI's cash flow from operations, plus
(i) fees paid to the REIT Manager, (ii) extraordinary expenses incurred at the request of the independent Trustees of SCI and (iii) 33% of any interest paid by SCI on convertible subordinated debentures (of which there are currently none); and, after deducting actual or assumed regularly scheduled principal and interest payments for long-term debt and distributions actually paid with respect to non-convertible preferred shares of beneficial interest, such as SCI's Series A Preferred Shares and Series C Preferred Shares. The REIT Management Agreement provides that long-term unsecured debt is treated as having regularly scheduled principal and interest payments like a 20-year level monthly payment, fully amortizing mortgage, and the assumed principal and interest payments will be deducted from cash flow in determining the fee for future periods. The REIT Management fee calculation includes a portion of the interest on convertible debt because of the equity characteristics represented by the conversion feature of such debt. SCI does not currently plan to issue any convertible debt. Cash flow does not include interest and dividend income from SCI Development Services Incorporated, realized gains from dispositions of investments or income from cash equivalent investments. The REIT Manager also receives a fee of 0.20% per year on the average daily balance of cash equivalent investments.

  Total real estate operating, general and administrative costs will increase due to SCI's larger asset size following each security offering, as well as unforeseen changes which may occur. REIT Management fees paid by SCI will increase if cash flow of SCI, as defined in the REIT Management Agreement, increases, including such increases that may relate to increases in SCI's assets. SCI does not expect its other operating costs and expenses to increase except as a result of inflation, market conditions or other factors over which the REIT Manager has no control. Operating costs for particular items, however, may be increased if they are expected to result in greater decreases in other expenses or increases in revenues from SCI assets. For example, land holding costs and pursuit cost write-offs fluctuate in relation to SCI's acquisition and development activity.

  SCI is obligated to reimburse the REIT Manager for all expenses incurred by the REIT Manager on behalf of SCI relating to SCI's operations, primarily including third party legal, accounting, property development and similar fees paid on behalf of SCI, and travel expenses incurred in seeking financing, property acquisitions, property development, property sales, attending SCI Board and shareholder meetings and similar activities on behalf of SCI. Under the REIT Management Agreement, the REIT Manager or any of its affiliates are not precluded from rendering services to other investors, including other REITs, even if such investors compete with SCI. Since the REIT Manager is a wholly-owned subsidiary of SCI's largest shareholder, the REIT Manager has no intention of rendering services to investors who compete with SCI.

  The REIT Management Agreement is renewable by SCI annually, subject to a determination by the independent Trustees that the REIT Manager's performance has been satisfactory and that the compensation payable to the REIT Manager is fair. Each of SCI and the REIT Manager may terminate the REIT Management Agreement on 60 days' notice. Because of the year-to-year nature of the agreement, its maximum effect on SCI's results of operations cannot be predicted, other than that REIT Management fees will generally increase or decrease in proportion to cash flow increases or decreases. For 1996, the REIT Manager earned REIT management fees of $21.5 million pursuant to the REIT Management Agreement. See "--The Merger

Transaction" for a description of an agreement that SCI has entered into with Security Capital Group, to merge the REIT Manager and SCI Client Services into a newly formed subsidiary of SCI in exchange for Common Shares.

PROPERTY MANAGEMENT

  Commencing in January 1994, SCI Client Services, an affiliate of the REIT Manager, began providing property management services for certain of SCI's properties. The agreement is subject to termination by SCI or SCI Client Services on 30 days' notice, is renewable annually upon approval of SCI's independent Trustees, and contemplates a fee to SCI Client Services of not more than 3% per annum of property revenues, paid monthly, plus leasing commissions consistent with industry practice, which together were $10.1 million for 1996. The REIT Manager anticipates that SCI Client Services will manage additional SCI properties in the future. Any management contracts executed with SCI Client Services are expected to be at or below market rates. See""--The Merger Transaction."

INVESTOR AGREEMENT

  SCI and Security Capital Group are parties to an Investor Agreement, dated as of November 18, 1993 (the "Investor Agreement"), which required Security Capital Group to invest a minimum of $75 million in Common Shares in SCI's December 1993 private rights offering to shareholders, subject to certain conditions. The Investor Agreement, among other things, requires SCI to obtain Security Capital Group's approval of (i) the annual operating budget and substantial deviations therefrom, (ii) contracts for investment management, property management or leasing services or that contemplate annual payments in excess of $100,000 and (iii) acquisitions or dispositions in a single transaction or a group of related transactions where the purchase or sale price exceeds $5 million. The Investor Agreement also provides that, so long as Security Capital Group beneficially owns at least 10% of the outstanding Common Shares, SCI may not increase its Board to more than seven members. Security Capital Group is entitled to designate one or more persons for nomination to election as Trustees, and SCI is obligated to use its best efforts to cause the election of such persons, as follows: (i) so long as Security Capital Group beneficially owns at least 10% but less than 20% of the outstanding Common Shares, it is entitled to designate two persons; and (ii) so long as Security Capital Group beneficially owns at least 20% of the outstanding Common Shares, it is entitled to designate three persons. The Investor Agreement also provides certain registration rights to Security Capital Group in respect of Common Shares beneficially owned by Security Capital Group. The Investor Agreement will be revised if the Merger described in "--The Merger Transaction" is consummated.

PARTNERSHIP AFFILIATIONS

  As part of its acquisition program of industrial properties, SCI has consummated three transactions pursuant to which it contributed cash, and third-party partnerships contributed a portfolio of properties, to SCI Limited Partnership--I, SCI Limited Partnership--II, SCI Limited Partnership--III and SCI Limited Partnership--IV. Irving F. Lyons, III, a Managing Director and director of the REIT Manager and Managing Director and Trustee of SCI, is a partner in SCI Limited Partnership--I. Mr. Lyons also owns minority interests in a substantial amount of undeveloped industrial land near SCI's industrial parks in the San Francisco Bay Area. SCI has purchase options and rights of first refusal with respect to all sales of land and build-to-suit opportunities involving this property. The SCI Limited Partnership--I transaction and the prices for such options (which are fixed or determined pursuant to formulas) were negotiated at arms' length prior to Mr. Lyons' affiliation with SCI. In 1996, King & Lyons, of which Mr. Lyons is a partner, sold two parcels of real estate to SCI in the amount of $2,713,100. Also in 1996, King & Lyons Tracy Industrial, of which Mr. Lyons is a partner, sold two parcels of real estate to SCI and SCI Development Services Incorporated in the amount of $1,653,707. Also in 1996, Tracy Industrial Partners, of which Mr. Lyons is a partner, sold one parcel of real estate to SCI Development Services Incorporated in the amount of $818,444. Jeffrey H. Schwartz, a Managing Director and director of the REIT Manager and Managing Director of SCI, has an ownership interest in partnerships that are limited partners in SCI Limited Partnership--III and SCI Limited Partnership--IV. The SCI Limited Partnership--III and SCI Limited Partnership--IV transaction was negotiated at arms' length prior to Mr. Schwartz's affiliation with SCI.

OTHER TRANSACTIONS WITH AFFILIATES

  In previous offerings, Security Capital Group has purchased approximately $75 million of Common Shares in 1993 at a price of $11.00 per Common Share, $98 million of Common Shares in 1994 at a price of $11.50 per Common Share, $53 million of Common Shares in 1994 at a price of $15.125 per Common Share, $150 million of Common Shares in 1994 at a price of $15.25 per Common Share, $100 million of Common Shares in 1995 at a price of $15.375 per Common Share and $64.4 million of Common Shares in 1996 at a price of $17.25 per Common Share. All such purchases were made on the same terms and at the same times as made available to other shareholders or investors.

  SCI leases space to related parties on market terms no less favorable to SCI than those that could be obtained with unaffiliated third parties. These transactions are summarized as follows:

                                          SECURITY            SCI
                                          CAPITAL    REIT    CLIENT
                                           GROUP   MANAGER  SERVICES   TOTAL
                                          -------- -------- -------- ----------
Rental revenue during the year ended
 December 31, 1996....................... $593,657 $210,856 $571,970 $1,376,483
Square feet leased as of December 31,
 1996....................................  102,268   25,007   84,520    211,795
Annualized revenue for leases in effect
 at December 31, 1996.................... $744,718 $210,856 $766,190 $1,721,764

THE MERGER TRANSACTION

 The Transaction

  In January 1997, Security Capital Group made a proposal to the Board that Security Capital Group exchange the REIT Manager and SCI Client Services for Common Shares, with the result that SCI would become an internally managed REIT. On March 24, 1997, Security Capital Group and SCI entered into a Merger and Issuance Agreement, as amended (the "Merger Agreement"), which is subject to shareholder approval and other customary closing conditions, pursuant to which Security Capital Group will cause the REIT Manager and SCI Client Services to be merged into a newly formed subsidiary of SCI (the "Merger"). The employees of the REIT Manager and SCI Client Services will become employees of SCI as a result of the Merger. In exchange for the transfer of those businesses, SCI will issue to Security Capital Group approximately $81.9 million of Common Shares. The number of Common Shares issuable to Security Capital Group will depend on the average market price of the Common Shares prior to the record date for determining SCI's shareholders entitled to vote at the meeting in connection with the Merger, subject to a maximum and minimum number of Common Shares.

  In order to allow SCI's shareholders to maintain their relative ownership in SCI, concurrently with the proxy solicitation seeking approval of the Merger, SCI will conduct a rights offering entitling its shareholders (other than Security Capital Group) to purchase up to approximately $103.9 million of additional Common Shares (subject to adjustment for further issuances of Common Shares prior to the record date therefor). The exercise price for Common Shares in the rights offering is expected to be the same price at which Common Shares will be issued to Security Capital Group under the Merger Agreement if the price of the Common Shares remains within a specified range. In addition, as part of the Merger transaction, and in order to permit holders of Common Shares to benefit from the Merger transaction on the same terms as equity holders in Security Capital Group, Security Capital Group will issue warrants to purchase shares of Security Capital Group's Class B Common Stock to SCI's shareholders (the "Warrant Issuance"), other than Security Capital Group, after the closing of the Merger. The Warrant Issuance will result in taxable ordinary income to SCI's shareholders who receive the warrants, whether or not the shareholders sell the warrants received in the Warrant Issuance.

  THIS PROXY STATEMENT DOES NOT RELATE TO THE MERGER. YOU WILL BE RECEIVING A SEPARATE PROXY STATEMENT WITH RESPECT TO THE MERGER. A SPECIAL SHAREHOLDERS' MEETING TO VOTE ON THE MERGER IS EXPECTED TO BE HELD IN THE THIRD QUARTER OF 1997.

 Relationship with Security Capital Group After the Merger

  Under the terms of the Merger Agreement, and assuming the Merger Agreement is approved by SCI's shareholders, SCI will enter into a revised investor agreement with Security Capital Group upon consummation of the Merger which will provide that so long as Security Capital Group owns 25% or more of the Common Shares, Security Capital Group will continue to have rights to direct major policies of SCI. See "--Investor

Agreement" for a description of the current Investor Agreement. Security Capital Group will have the right, so long as it owns between 10% and 25% of the Common Shares, to nominate one person to the Board. So long as Security Capital Group owns 25% or more of the Common Shares, Security Capital Group will be entitled to nominate a proportionate number of persons to the Board subject to a maximum of three nominees if the size of the Board does not increase above the current size. Under the revised investor agreement, SCI will be required to consult with Security Capital Group's nominees to the Board prior to taking any action with respect to the following: (i) finalization of the annual budget and substantial deviations therefrom; (ii) the acquisition or sale of assets in a single transaction where the price exceeds $25 million;
(iii) any contract for investment, property management or leasing services and
(iv) any service contract providing for payments in excess of $1.0 million. SCI will have no obligation to follow the advice of Security Capital Group with respect to the foregoing matters.

  Under the revised investor agreement, Security Capital Group will also have the right of prior approval with respect to the following matters: (i) the issuance of equity securities or securities convertible into equity securities (other than issuances in connection with option, dividend reinvestment and similar plans) for less than the fair market value of such securities; (ii) the issuance of any preferred shares which would result in the Fixed Charge Coverage Ratio (as defined) being less than 1.4 to 1.0; (iii) adopting any employee benefit plans under which Common Shares may be issued; (iv) the compensation of senior officers of SCI; and (v) incurring additional indebtedness which would result in the Interest Expense Coverage Ratio (as defined) being less than 2.0 to 1.0. Finally, under the revised investor agreement, Security Capital Group has the right to call a special meeting of shareholders to consider a Security Capital Group proposed slate of nominee Trustees in the event that any of its approval rights are held to be unenforceable by a court.

  Security Capital Group will be permitted to make job opportunities with its affiliates, including Security Capital Atlantic Incorporated and Security Capital Pacific Trust, available to the officers and employees of SCI; provided that Security Capital Group gives the Board two weeks' notice prior to making an opportunity available to a senior officer of SCI.

  Under the terms of the Merger Agreement, and assuming the Merger Agreement is approved by SCI's shareholders, SCI will also enter into an administrative services agreement with a subsidiary of Security Capital Group. Under this agreement, Security Capital Group will provide SCI with certain administrative services requested by SCI. SCI will not be required to purchase any services. The fees payable to Security Capital Group will be equal to Security Capital Group's cost of providing such services plus 20%. For the initial term of the agreement (through December 31, 1998), the fees payable to Security Capital Group will not exceed approximately $7.1 million, but may be less than such amount.

  In addition, pursuant to a protection of business agreement to be entered into with Security Capital Group in connection with the Merger Agreement, Security Capital Group will agree that, for a three-year term, neither it nor any affiliate will provide substantially the same advice and services as those being provided by the REIT Manager and SCI Client Services to any person within the United States owning or operating real property that is or is planned to be used primarily for distribution and light manufacturing properties.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires SCI's Trustees, officers, and beneficial owners of more than ten percent of the outstanding Common Shares to file reports of ownership and changes in ownership of the Common Shares with the Securities and Exchange Commission and to send copies of such reports to SCI. Based solely upon a review of such reports and amendments thereto furnished to SCI and upon written representations of certain of such persons that they were not required to file certain of such reports, SCI believes that no such person failed to file any such report on a timely basis during 1996.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board has selected Arthur Andersen LLP, certified public accountants, who have served as auditors for SCI since 1991, to serve again as the auditors of SCI's books and records for the coming year. A representative of Arthur Andersen LLP is expected to be present at the annual meeting, and he will be given an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

  SCI's 1996 Annual Report, which includes financial statements, has previously been mailed to shareholders or is being mailed to shareholders together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                             SHAREHOLDER PROPOSALS

  Any proposal by a shareholder of SCI intended to be presented at the 1998 annual meeting of shareholders must be received by SCI at its principal executive offices not later than January 2, 1998, for inclusion in SCI's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  SCI is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                                          By Order of the Board of Trustees,

                                          Jeffrey A. Klopf
                                          Secretary

May 2, 1997

                       SECURITY CAPITAL INDUSTRIAL TRUST

P                 THIS PROXY IS SOLICITED BY AND ON BEHALF OF
                            THE BOARD OF TRUSTEES
R
                      ANNUAL MEETING OF SHAREHOLDERS
O                         TO BE HELD JUNE 24, 1997

X The undersigned hereby appoints each of K. Dane Brooksher, Thomas G. Wattles and Jeffrey A. Klopf, as proxies with full power of substitution,
Y to represent the undersigned at the annual meeting of shareholders of Security Capital Industrial Trust to be held on June 24, 1997, and at any adjournments or postponements thereof, and to vote at such meeting the shares of Common Shares that the undersigned would be entitled to vote if present at such meeting, in accordance with the instructions indicated on the other side of this card; if no instructions are indicated, the shares represented by this proxy will be voted for the election of all listed nominees for Trustee and for the amendment to the Declaration of Trust and, at the direction of the proxies named above, on any other matter that may properly come before the meeting.

          The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this Proxy.


                     (Continued and to be signed and dated on the reverse side.)



--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .

                                  Please mark your vote as in this example.  [X]

                                               FOR all        WITHHOLD vote
                                               nominees     from all nominees

1.  The election of the following persons        [_]               [_]
as Trustees:

Class I - John E. Robson
Class I - Irving F. Lyons III
Class I - William G. Myers

FOR all nominees except the following nominees:


----------------------------------------

                                                      FOR    AGAINST     ABSTAIN

2.  Adopt Amendment to Declaration of Trust to        [_]      [_]         [_]
increase SCI's authorized capitalization to
180,000,000 shares of beneficial interest

3.  To vote upon any other matters that may
properly be presented at the meeting according to their best judgment and in their discretion.

                                    Please sign, date and return this proxy card promptly using the enclosed postage-paid envelope whether or not you plan to attend the meeting.

                                    Please sign exactly as name(s) appears to the left. If shares are held jointly, each joint tenant should sign. If signing as attorney, executor, administrator, trustee or guardian or as officer of a corporation or other entity, please give full title and capacity in which you are signing.


Signature:_______________ Date:_______    Signature:_______________ Date:_______

--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE  .

                       SECURITY CAPITAL INDUSTRIAL TRUST
                         Annual Meeting of Shareholders

                                ADMISSION TICKET

                             Tuesday, June 24, 1997
                           10:30 a.m. (Mountain time)
                              Denver headquarters
                              14100 E. 35th Place
                             Aurora, Colorado 80011


                   Please present this ticket for admittance